Exhibit 10.11

COMMERCIAL RENTAL AGREEMENT

Note: This is a contract and should be referred to when questions arise concerning tenancy.

THIS IS A COMMERCIAL RENTAL AGREEMENT

This agreement, entered into on this 21st day of April, 2000 , between INNUITY, INC. a Minnesota Corporation, hereinafter referred to as LESSEE or TENANT, and R.I.N. Corporation, hereinafter referred to as LESSOR or OWNER, and Mountain Real Estate & Property Management, Inc., hereinafter referred to as the AGENT.

WITNESSETH that is consideration of performance of the covenants contained herein, on the part of the Lessee, the Lessor does hereby demise and let into the Lessee and the Lessee hires from the Lessor, to be used and occupied by said Lessee as a and for no other purpose, those certain premises known as N. 1425 Washington, Suites 200, 300, 301 through 310, and legally described as approximately 12,745 square feet located on the second and third levels of the Mountain View Profession Building, State of Washington and Spokane County for real purposes, Spokane, Washington together with the use of Storage unit #109(1st floor) and the basement storage room, for a term of Three (3) years, beginning on the earlier of when the call center is operable and open for business of July 1st, 2000 and ending on the last day of June 2003, both dates inclusive, to be used for an internet customer service center and/or other purposes, as agreed upon by Lessor and Lessee, Lessors permission not to be unreasonably withheld.

I. RENT

In consideration whereof, the Lessee agrees to pay rent for said premises in the amount of $10,974.00 monthly, payable as follows: $10,974.00 upon execution of this document, and $10,974.00 to be paid in advance without any previous demand therefore on the first day of each month during the first 12 months of this lease, at the office of the Mountain Real Estate N. 9505 Division, Suite 102, Spokane, WA, 99218. During the second and third year of the least rents shall increase as below:

Months 13 through 24 – July 2001 thru June 2002 - $11,240.00

Months 25 through 36 – July 2002 thru June 2003 - $11,505.00

II. LATE CHARGE

If said rent is not paid in full by the 5th day of the month in which it is due, a late charge equal to 10% of the monthly rent payment shall, become immediately due and payable. If said payment is received after the 5th day of the month and does not include the late charge, said late charge shall be deducted from the Lessee’s Security Deposit and notice shall be directed to the Lessee, informing them that the deducted amount is to be forwarded to Lessor, or his Agent, along with the next months rent, when due, to replace the amount deducted from the Security Deposit. If said deposit is not replaced as above, a “3” Day Notice to Pay Rent or Vacate Premises” shall be delivered to Lessee.

III. OPTION TO RENEW

On the condition that the Lessee and their successors in interest have at all times faithfully and punctually performed all of the covenants and conditions of this lease on the part of the Lessee to be performed, Lessor grants that Lessee has the right to renew this lease to two (2) additional like terms at a rental rate to be which will be set a $.25 per square foot additional each year. Said rental rates shall commence on the first day of July each year. To effect such option, Lessee must tender written notification to Lessor of their intention to renew at least sixty (60) days prior in the expiration date of the then current least, by registered or certified mail. In the event that the Lessee shall fail to give Lessor written notice of their election to exercise their option for said renewal of the lose, as above, such option shall become call and void and of no further force and effect. Upon election of option, Lessee shall continue to tender monthly payments as above required.

IV. LEGAL FEES

In the event of litigation between the parties in connection with this Lease, the prevailing party shall be entitled to reasonable attorney fees as fixed by the Court on which such litigation is prosecuted.

V. DEPOSIT

The Lessee has deposited with the Lessor, or his Agent, the amount of $21,948.00 to be credited as follows:

First months rent, $10,974.00.

Last months rent, $10,974.00

Holding deposit,

Security Deposit,

VI. ASSIGNMENT OF LEASE

The Lessee is subleasing portions of the space to other groups but shall not assign this lease, nor sublet the premises or any part thereof, nor use the same, or any part thereof, nor permit the same or any part thereof, to be used for any other purpose than as stipulated above, nor make any alterations therein, without written permission from the Lessor or his Agent. Such permission shall not be unreasonably withheld. All additions, fixtures or improvements which may be made by the Lessee, except movable office furniture, shall become property of the Lessor and remain on the premises as part thereof, and be surrendered with the premises at the termination of this lease.

VII. LIABILITY

All personal property placed on or moved in the premises above described shall be at the risk of the Lessee or the owner thereof, and the Lessor and/or his Agent shall not be liable for any damage to said personal property, or to the Lessee, arising from the bursting or leaking of water pipes, or from any act of negligence of any co-tenant or occupants of the building, or of any other person whomsoever. Lessor further recommends that the Lessee purchase his own insurance policy to insure against such damage or loss.

VIII. RULES & REGULATIONS

The Lessee shall promptly execute and comply with all statutes and ordinance, rules, regulations and requirements of the Federal, State and City Governments and of any or all other departments or bureaus which may have jurisdiction over said premises, for the correction, prevention, and abatement of nuisances or other grievances, in, upon or connected with said premises during said term.

IX. DESTRUCTION BY FIRE

In the event the premises shall be destroyed or so damaged or injured by fire or other casualty during the life of this agreement, whereby the same shall be rendered untenantable, then the Lessor shall have the right to render said premises tenantable by repairs within ninety (90) days therefrom. If said premises are not rendered tenantable within said time, it shall be optional with either party hereto, to cancel the lease, and in the event of such cancellation, the rent shall be paid only to the date of such fire or casualty. The cancellation herein mentioned shall be evidenced in writing.

X. PROMPT PAYMENT

The prompt payment of the rent for said premises upon the dates named, and the faithful observance of the rules and regulations printed upon this lease, and which are hereby made part of this covenant and of such other and further rules and regulations as may be hereinafter made by the Lessor and agreed upon by the Lessee, are the conditions upon which the lease is made and accepted, and any failure on the part of the Lessee to comply with the terms of said lease, or of any said rules and regulations now in existence, or which may be hereinafter prescribed by the Lessor, shall at the option of the Lessor, work a forfeiture of this contract, and all rights of the Lessee hereunder, and thereupon the Lessor, his Agents or Attorneys, shall have the right to enter said premises and remove all persons therefrom, forcibly or otherwise, and the Lessee expressly waives any and all notice required by law to terminate tenancy.

Lessee also waives any and all legal proceedings to recover possession. aid premises, and expressly agrees that in the event of a violation of any of said rules and regulations, now in existence, or which may be hereinafter made, said Lessor, his Agents or Attorneys, may immediately re-enter said premises and dispossess Lessee without legal notice or the institution of any legal proceedings whatsoever. If such default were to occur and tenant abandons any personal property or business property on the premises, the Lessor shall have the right to store such abandoned property, at the expense of the Lessee, and if said properties are not claimed by the Lessee after a period of 30 days, the Lessor shall have the right to sell said abandoned property and apply such proceeds to pay any or all deficiencies, after storage fees are paid. In the event there are no deficiencies, the Lessor, or his Agent, has the right to dispose of the property after a period of 30 days.

XI. VACATIONS

If the Lessee shall abandon or vacate the premises before the end of the term of this lease, or shall suffer the rent to be in arrears, the Lessor or his Agent may, at his option, forthwith cancel this lease and he may enter said premises, by force or otherwise, without being liable in any way therefore, and relet the premises, with or without any furniture which may be therein, at such price and upon such terms and for such a duration of time as the Lessor may determine and receive the rent therefore, applying the same to the payment of the rent due by those presents, and if the full rental herein provided shall not be realized by the Lessor, over and above the expenses to the Lessor in such reletting, the said Lessee shall pay any deficiency, and if more than the full rental is realized, the Lessor shall not be required to pay such excess to the Lessee, but shall keep excess as liquidated damages.

XII. TAXES AND INSURANCE

This lease is negotiated based upon the current taxes and insurance costs at this property. Should costs of taxes and insurance be increased during the renewal periods of this lease, Lessor has the right and option to increase the monthly rents a prorated portion of those increases equalling 37.8% of those amounts divided by 12 months.

XIII. UTILITIES/SERVICES

City utility and Avista Utility invoices shall be paid by the Lessor. Should costs of electricity, gas, and city utilities be increased during the renewal periods of this lease, Lessor has the right and option to increase the monthly rents a prorated portion of those increases equalling 37.8% of those amounts divided by 12 months. Janitorial service to be provided by Lessor on a 3 day per week basis. Additional services to be negotiated. The Lessee agrees to replace all light bulbs, as needed, within his own premises, at his own expense.

XIV. PLEDGE OF SECURITY

The said Lessee hereby pledges and assigns to the Lessor all furniture, fixtures, goods and chattels of said Lessee which shall or may be brought or put upon said premises, as security for payment of the rent herein reserved and the Lessee agrees that the said lien may be enforced by distress forclosure, or otherwise, at the election of the Lessor, and does hereby agree to pay any attorney fees for the amount so collected, together with all costs and charges therefore incurred or paid by the Lessor.

XV. VACATION FOR REASON

It is hereby agreed, and understood, that in the event the Lessor decides to remodel, alter or demolish all or any part of the premises leased hereunder, or in the event of a sale or long term lease of all, or any part, of the building: requiring this space, the Lessee hereby agrees to vacate same upon receipt of a one hundred twenty (120) day written notice and the return of any advance rental payments, paid on account of this lease. It is further agreed that the Lessee will not be required to vacate said premises during the winter months; namely December through February, by reason of the above paragraph.

XVI. FIRST RIGHT OF REFUSAL

Lessee shall hereby be given a “First right of refusal” for leasing additional space in the building. In the case where another prospective tenant wishes to lease any space in this building. Lessee shall first have the right to lease the space at the same terms and conditions.

XVII. RIGHT TO RE-ENTER

The Lessor, or any of his Agents, shall have the right to enter said premises during all reasonable hours, to examine the same, to make such repairs, additions, and/or alterations as may be deemed necessary for the safety, comfort and preservation thereof, or of said building, or to exhibit said premises, and to put or keep upon the doors and windows thereof, a notice “FOR RENT” at any time within thirty (30) days prior to the expiration of this lease or the vacation of the property by the Lessee. The right of entry shall also exist for the removing of placards, signs, fixtures, alterations and additions, which do not conform to this agreement, or to the rules and regulations of the building.

XVIII. AS IS CONDITION

Lessor agrees to renovate premises as per drawings and agreements and Lessee agrees to maintain said premises in the same condition, order and repair as they are at the commencement of the said term, excepting only reasonable wear and tear arising from the normal use thereof under this agreement, and to make good to the Lessor, immediately upon demand, any damage to water apparatus, electric lights or any fixture, appliances or appurtenances of said premises, or of the building caused by any act of neglect of the Lessee or of any person or persons in the employ or under the control of the Lessee. Any fixtures, counters or other improvements which are attached to the doors, walls or other parts of the leased premises shall become a permanent part of the property and shall remain after vacation by the Lessee.

XIX. WAIVER OF LIABILITY

It is expressly agreed and understood by the parties to this agreement that the Lessor, or his Agent, shall not be liable for any damage or injury caused by water, breakage, leakage, or obstruction of the water, sewer or soil pipes, or other leakage in or about said building, or for any other damage, of any type, which may be sustained by said tenant or any other person or invites of the Lessee, or for any damage or injury resulting from the carelessness of the Lessee, or any other tenant, tenants agents or employees. Lessee further agrees to purchase and maintain an insurance policy to insure Lessee from any and all liability and damage claims.

XX. DEFAULT BECAUSE OF BANKRUPTCY

If the Lessee shall become insolvent or if bankruptcy proceedings shall be instituted by or against the Lessee, before the end of said term, the Lessor is hereby irrevocably authorized, at its option, to forthwith cancel this lease, as for a default. Lessor may elect to accept rent from such receiver, trustee, or other judicial officer during the term of their occupancy in their fiduciary capacity, without effecting Lessor’s rights as contained in this contract, but no receiver, trustee, or other judicial officer shall ever have any right, title or interest in or to the above described property by virtue of this contract.

XXI. WAIVER OF HOMESTEAD

Lessee hereby waives and renounces for himself and family, any and all homestead and exemption rights he may now have, or hereafter, under or by virtue of the constitution and laws of the State of Washington, or of any other state, or of the United States, as against the payment of the said rental or any portion hereof, or any other obligations or damages that may accrue under the terms of this agreement.

XXII. CONTRACT IS BINDING

This contract is binding on the Lessor, Lessee, their successors and assigns, thier heirs, assigns administrators, legal representatives, and their executors.

XXIII. SUFFICIENT NOTICE

It is agreed and understood and agreed by the parties hereto that written notice or delivered to the Lessee will be directed to N. 1425 Washington, Suite 300. Written notice to the Lessor will be mailed or delivered to the office of the Lessor, Mountain Real Estate & Property Management, Inc., N. 9505 Division, Suite 102, Spokane, WA., 99218. Such notice will constitute sufficient notice to the Lessor, to comply with the terms of this agreement.

It is hereby understood and read by the parties hereto that any charge against the Lessee by the Lessor for the services or for work done on the premises by order of the Lessee or otherwise accruing shall be considered as rent due and shall be included in any lien for rent due and unpaid.

XXIV. SIGNS

It is hereby understood and agreed that any signs or advertising to be used, including ownings, in connection with the premises leased hereunder, shall first be submitted to the Lessor for approval before installation of same.

XXV. OPTION TO PURCHASE

Should Lessor receive no offers to purchase that are satisfactory during the term of this agreement, Lessee shall have the option to purchase this property at a price of $2,550,000. All rental payments made during the first 36 months of this contract shall be considered as down payment and credited as such in a purchase agreement. A separate “option to Purchase” shall be executed to coordinate with the Commercial Rental Agreement.

IN WITNESS WHEREOF, the parties hereto have hereunder executed this instrument for the purpose herein expressed.

/s/ Christy L. [unintelligible]	Dated this 21st day of April 2000
for LESSEE

/s/ Kenneth Hagen	Dated this 24th day of April 2000
for LESSOR

Acknowledgement

County of Spokane	)
	)	SS.
State of Washington	)

On this day, before me, a Notary Public for said State, personally appeared before me                                         , known to be the Agent for the Lessee and person whose name is subscribed to the above instrument, and acknowledged that he executed said document of his own free will and deed.

WITNESS my hand and seal.

Notary Public in and for the State of Washington, residing at
My commission expires on

Acknowledgement

County of Spokane	)
	)	SS.
State of Washington	)

On this day, before me, a Notary Public for said State, personally appeared before me KEN HAGEN, known to be the Lessor, or Lessor’s Agent and person whose name is subscribed to the above instrument, and acknowledged that he executed said document of his own free will and deed.

WITNESS my hand and seal.

/s/ Peggy M. Smith
Notary Public and for the State of Washington
residing at Spokane
My commission expires on 7-21-04

Lease addendum

As Addendum to that lease dated April 21, 2000, between Website Pros, Inc., 12735 Gran Bay Parkway West, #200, Jacksonville, FL 32258, who has purchased and assumed the position of Innuity, Inc., as Lessee or Tenant, and Points North Associates, LLC, who assumed the position of R.I.N. Corporation, Inc., as Lessor or Owner, represented by Mountain Real Estate & Property Management, Inc., as Property Manager for the property known as N. 1425 Washington, Spokane, WA 99201, in which the Lessee leases those certain premises known as suites 200, 300, 301 through 310 and legally described as approximately 12,748 square feet located on the second (2nd) and third (3rd) floors of the Mountain View Professional Buildings, 1425 N. Washington Spokane, Washington, 99201, that following will become a permanent part of that lease and will change said lease according to the documentation below written:

1) An additional space of 3,183 square feet, known as space #109, is hereby contracted for lease at the rate of $3,315.00 per month beginning on July 1, 2004 and ending on June 30, 2007. Added to that contract amount will be the amortization of renovation costs as below listed:

HVAC renovations:	$3,300.00
Install tenants stand alone A/C in computer room. Ducting for stand alone A/C for computer room.
Electrical changes:	$3,500.00

Install fuse panel box in electrical room.

Install two (2) dedicated 220v in server room.

Install 110s in server room.

Install four other 110s in server room.

Prepare electrical for cubicle configurations.

Install new electrical light east of stairway.

Install electrical into cubicle spaces.

Install electrical into break room.

Install electrical office equipment.

Removal of existing walls/electrical:	$3,400.00
Remove wall between break room and next east office. Remove 2nd door to break room, drywall and paint. Remove walls in central area, marked in red. Remove entry desk and walls to east, marked in red.
Carpet installation renovations:	$1,552.00
Remove carpet from areas where walls were removed and either fill in or recarpet. If recarpeting is required this cost shall increase to $4,892.00
Linoleum renovations in break room:	$1,400.00

TOTAL RENOVATION COSTS (as shown above)	$13,152.00
LOAN COSTS	$250.00

TOTAL COSTS	$13,402.00

Lease extension	Page 2

Understanding that these bids are estimates, should actual costs exceed the amounts above referenced and approved in writing by the Leasee, the additional amounts shall be added to the cost figure for amortization. At the above rate the monthly amortization for the three year (36 month) period, based on a 5.0% interest rate, shall be $417.00. In addition, any additional requirements requested during the process, and approved in writing by the Leasee, shall be added to the costs figure for amortization and monthly amortization payments shall change accordingly.

2) In addition, the existing lease shall be extended for the same period, currently at the rate of $11,770.65 per month shall increase to $12,036.00 per month beginning July 1, 2004, $12,302.00 beginning July 1, 2005, $12,567.00 beginning July 1, 2006.

3) In April, 2003, when negotiating to renew the initial lease, an agreement was made that all service and repairs required due to normal use of the facility and/or damages caused by tenant activity shall be at the expense of the Lessee. This agreement shall extend to the $109 space.

4) Leasee understands that $109 has HVAC capacity rated to be adequate for support of 36 employees. If Lessee occupies the space with 36 or less employees and the HVAC is not adequate to maintain temperatures between 68 and 74 degrees it will be the Lessors responsibility for payment of all costs associated with reconfiguring the HVAC to adequately service the space. If the Lessee occupies the space with greater than 35 employees, it will be the responsibility of the Lessee for payment of all costs with reconfiguration of the HVAC service to adequately service the space.

5) Leasee has chosen to please 150(+1) employees into space $300, which has HVAC units to serve 120 employees. Lessee desires to install adequate new service to serve the 150 employees and DIVCO has provided a bid for such installation in the amount of $23,164.00. Lessor agrees to share 50% of the costs relating to purchase and installation of this additional cooling capacity. Said amortization is to be calculated based upon the actual costs incurred, $470.00 for a period of 5 years a 8% interest, of which $235.00 shall be added to the monthly payment. Should Lessee vacate the premises prior to the ending date of the amortization, they agree to pay the balance of the remaining principle balance of the 5 year renovation amortization at lease expiration. A loan amortization schedule shall be provided by the Lessor after completion of work using costs incurred. In addition, Lessee agrees to pay $125.00 for additional operating and maintenance costs of the new HVAC units.

Lessee has requested that the Lessor agrees to provide additional parking spaces or contribute to the leasing of additional parking space in a nearby area. The Lessee refuses to be obligated in any way in providing or contributing to such effort.

Lease extension	Page 3

In summary, the costs for the new space, with renovations, and extension of the existing space, with HVAC renovations is below listed. Please note that the #109 renovation and #300 HVAC renovation costs are estimated and shall be finalized in writing upon completion of the work using the final bills as presented to the Lessor for payment.

	July 1, 2004	July 1, 2005	July 1, 2006
#300 monthly rent	$12,035.00	$12,302.00	$12,567.00
#300 HVAC renovation	$235.00	$235.00	$235.00
#300 electrical costs	$125.00	$125.00	$125.00
#109 monthly rent	$3,315.00	$3,315.00	$3,315.00
#109 renovations costs	$420.00	$420.00	$420.00

	$16,131.00	$16,397.00	$16,662.00

All other terms and conditions of the previous lease remain constant except where items in this document overrule them.

Lessee hereby agrees to the above terms as above stated on this 26th day of May, 2004.

/s/ Edward Hechter

for Website Pros, Inc.

Lessee, hereby agrees to the above terms as above stated on this 26th day of May, 2004.

/s/ Kenneth Hagen
for Points North Associates, LLC